Exhibit 10.9

Version No.:
QA-E-V1.1-1205-001
ZTE Kangxun Telecom Co., Ltd.	Agreement No.:

Quality Assurance Agreement

Quality Objectives and Cost Management due to Low Quality

As an

Ancillary Agreement to the

Supply Assurance Agreement

Customer: ZTE Kangxun Telecom Co., Ltd.

Supplier: InnoLight Technology (Suzhou) Ltd.

Quality Assurance Agreement

Customer: ZTE Kangxun Telecom Co., Ltd.

Registered address: No. 1 Facility, Da Mei Sha, Yantian District, Shenzhen

Office address: ZTE Plaza, Keji Road South, Hi-Tech Industrial Park, Nanshan District, Shenzhen

Supplier: InnoLight Technology (Suzhou) Ltd.

Registered address: 12-A3 Innovative Industrial Park, 328 Xinghu Street, Suzhou Industrial Park

Office address: 12-A3 Innovative Industrial Park, 328 Xinghu Street, Suzhou Industrial Park

In an increasingly competitive environment, the cooperative partnership between the Supplier and the Customer provides an important foundation to guarantee the provision of high-quality and reliable products by the Supplier. Therefore, the Supplier and the Customer hereby enter into this Quality Assurance Agreement based on and as an ancillary agreement of the Supply Assurance Agreement.

1 Terms and definitions

1.1 Supplier: a supplier of ZTE KangXun Telecom Co., Ltd.;

1.2 Customer: ZTE KangXun Telecom Co., Ltd.;

1.3 ZTE: ZTE KangXun Telecom Co., Ltd.;

1.4 LAR: Lot Acceptable Rate;

1.5 MRB: Material Review Board, which disposes of failed units;

1.6 PCN: Product Change Notice;

1.7 Quality Black-list of Suppliers: suppliers of worst quality;

1.8 DPPM: Defective Pieces per Million;

1.9 Minor Quality Problems: see the Appendix;

1.10 Major Quality Problems: see the Appendix;

1.11 Recurrence of Quality Problem: a quality problem of the same failure mechanism recurs to materials of the same code from the same supplier within a six-month period;

1.12 Critical Quality Problems: a Critical Quality Problem is deemed to have occurred in any of the following cases:

1). a quality problem occurs to a batch of products or triggers the requirement to stop a production line due to quality problems attributable to the Supplier, such as failure to achieve the intended product functions, failure to pass testing, failure to satisfy requirements on product appearance, etc.;

2). certain components or entire machinery in the Customer’s production lines are stopped for one day or more and the delivery of related products is delayed for two days or more due to quality problems attributable to the Supplier;

3). recurrence of Major Quality Problems (“recur” means that a quality problem of the same failure mechanism recurs to materials of the same code from the same supplier within a six-month period);

4). the occurrence of quality problems relating to product safety, such as, explosion or fire to any material or product due to problem with the materials;

1.13 Failure Rate: (number of failed units in a batch of products/total number of units in a batch of products)*100%;

1.14 ISO9000:2000: Quality Management Systems (QMS) - Fundamentals and Vocabulary;

1.15 ISO9001:2000: Quality Management Systems - Requirements;

1.16 ISO14001:1996/2004: Environmental Management System (EMS).

2	Scope

This Agreement is applicable to all suppliers providing products or services to ZTE Corporation through the Customer.

3	Quality Requirements

The Supplier must carefully read and understand the Quality Requirements for ZTE Suppliers, ZTE Requirements for PCN Management, Requirements for Management of Quality Black-list, Requirements for Management of Secondary Supplier, and strictly comply with the ZTE quality requirements. The detailed requirements are subject to those officially published on the ZTE supply chain website https://supply.zte.com.cn.

4	Quality Objectives

The Supplier must commit to certain quality standard regarding products supplied to the Customer. With respect to the quality risks that must be incorporated into product quality objectives, the Supplier must commit to the Customer quality objectives annually at the beginning of each year, including but not limited to the following:

4.1	LAR

4.2	DPPM

4.3	Number of critical quality problems

4.4	Number of major quality problems

4.5	Number of quality-related complaints made by clients of ZTE

4.6	Number of minor quality problem recurring within any six-month period

5	Cost Management due to Low Quality

If, after delivered to the Customer or the Customer’s clients, the products supplied by the Supplier (except during the stage of sample qualification and small-quantity testing) have quality problems attributable to the Supplier or clearly cannot meet the Customer’s requirements, the Supplier shall pay the Customer any management costs or direct loss due to low quality, which is detailed as follows:

5.1	Direct Loss due to Low Quality

The Supplier shall undertake direct and actual loss incurred by the Customer as a result of the quality problems, including, without limitation, costs associated with declaration with customs, import or export duty, transportation cost, warehousing cost, testing cost, delay cost, traveling cost, cost of damaged single-boards and components, repair cost charged by working hours, equipment depreciation cost, third-party testing cost, product recall cost incurred by the Customer, costs claimed by clients of the Customer, etc.

5.2	Management Cost due to Low Quality

5.2.1	The Supplier shall pay RMB1000 to ZTE for each incoming batch of products that is rejected by ZTE IQC; provided ,however, that no payment shall be claimed by ZTE under this paragraph if the products are unqualified solely due to issues with reports or logos, but the products themselves are in compliance with quality requirements of ZTE, or if the contract value of the incoming batch of products is less than RMB5,000. This paragraph shall not apply to those suppliers which enter into Annual Commitment on Quality Objectives with ZTE each year.

5.2.2	The Supplier shall pay the Customer RMB5,000 for each occurrence of a Minor Quality Problem to the Customer’s production line.

5.2.3	The Supplier shall pay the Customer RMB10,000 for each occurrence of a Major Quality Problem to the Customer’s production line; if any Major Quality Problem recurs within six months after its first occurrence, the Supplier shall pay the Customers RMB 20,000.

5.2.4	The Supplier shall pay the Customer RMB20,000 if the Customer’s production lines are stopped for one day or more and the delivery of related products is delayed for two days or more due to the quality problem attributable to the Supplier.

5.2.5	The Supplier shall pay the Customer RMB20,000 for each complaint made by the Customer’s clients or at the Customer’s project sites due to quality problems (other than Critical Quality Problem) attributable to the Supplier.

5.2.6	The Supplier shall pay the Customer RMB50,000 to RMB200,000 if a client of the Customer suffers business disruption with a loss of more than RMB500,000 due to the quality problems attributable to the Supplier.

5.2.7	Any disputes between the Parties with respect to the identification and analysis of causes for quality problems may be submitted to a third party acceptable to both Parties for appraisal, and the costs arising from such third-party appraisal shall be borne by the responsible party.

5.2.8	The Supplier shall pay the Customer RMB10,000 for each inclusion in the Quality Black-list, and an additional RMB10,000 if it remains on the Quality Black-list for four months; the Supplier will be disqualified as a supplier directly if it remains on the Quality Black-list for over six months.

5.2.9	The Supplier shall pay the Customer RMB200,000 for each occurrence of a Critical Quality Problem, and RMB100,000 for each occurrence of Major Quality Problem, due to the Supplier’s violation of ZTE Requirements for PCN Management. If a violation of ZTE Requirements for PCN Management is discovered by the Customer but any quality problem has yet to occur, the Supplier shall pay the Customer RMB 50,000 for each violation discovered. If the Supplier fails to make prior notice at the time required by ZTE and still fails to rectify the problem after ZTE communicates with the Supplier regarding the problem, the Supplier shall pay the Customer RMB10,000.

5.2.10	If wrong materials are found mixed in the materials supplied by the Supplier when the Customer receives or uses the materials, the Supplier shall pay the Customer RMB20,000 for each wrong mixture of non-tape materials if the mixture results in Major or Critical Quality Problem, or for each wrong mixture of tape materials.

5.2.11	The Supplier shall pay the Customer RMB20,000 for each failure of the Customer’s routine testing which results in the return of large quantities of materials or the rework of single-boards; the Supplier shall pay the costs of the Customer’s routine testing if the materials have not yet caused any quality-related accident and the problem has not recurred after rectification; the Supplier shall pay the Customer RMB2,000 for each failure of the Customer’s routine testing after attempted rectification even though the quality issue has not yet caused any quality-related accident.

5.2.12	The Supplier shall pay the Customer RMB 200,000 for the Supplier’s breach of relevant provisions in the letter of commitment on environmental protection found during sample testing of the Customer or the Customer’s clients.

5.2.13	The costs of the third-party testing report, as required by ZTE’s clients, provided by suppliers directly supplying materials to ZTE’s engineering projects shall be borne by such suppliers;

5.2.14	The Supplier shall pay the Customer RMB5,000 if the quantity of materials supplied by the Supplier are found to be more than 1‰ lower than required level (with the original package kept intact and free of damage) when the Customer uses the materials. In addition to receiving RMB5,000, the Customer may deduct its payment to the Supplier by an amount corresponding to the shortage of the materials; provided, however, that this paragraph shall not apply to liquid materials.

5.2.15	The abovementioned penalties (other than those related to the Quality Black-list, PCN and environmental protection) shall not exceed triple the product value if the liquidated amount is below RMB5,000, five times of the product value if the liquidated amount is between RMB5,000 and 10,000, eight times of the product value if the liquidated amount is between RMB10,000 and 20,000, or ten times of the product value if the liquidated amount is above RMB20,000. When more than one provisions in this Section 5 are applicable, the provision imposing the heaviest penalty shall prevail and these penalties are non-cumulative.

6	Other Terms

6.1	Matters not covered in this Agreement shall be subject to a Purchase Order. In case of any conflict between the Supply Assurance Agreement and this Agreement, the terms and provisions of this Agreement shall prevail. The penalties payable by the Supplier to the Customer hereunder may be deducted by the Customer from the amount payable to the Supplier relating to supply of products.

6.2	After the Customer notifies the Supplier any claim for penalties relating to low quality, if the Supplier fails to provide official feedback or valid proofs that the Customer is relying on the relevant section incorrectly within a period of time agreed upon by the Parties, the Customer shall be entitled to suspend payments to the Supplier or cease cooperation with the Supplier.

6.3	This Agreement shall take effect as of the date on which it is stamped by the Parties and executed by the respective authorized representatives of the Parties, and shall remain effective until a new quality assurance agreement is signed. This Agreement shall be made in counterparts, one for each Party, which shall be equally binding.

6.3	In case of any discrepancy, the Chinese version of this Agreement shall prevail.

Customer: ZTE KangXun Telecom Co., Ltd. /seal/ Customer’s Authorized Representative: /s/ Zeng Yong Date: April 29, 2015	Supplier: InnoLight Technology (Suzhou) Ltd. /seal/ Supplier’s Authorized Representative: /s/ Zheng Kewei Date: April 29, 2015

Appendix 1 Category A Materials

Minor quality problems: 1%≤Failure Rate<3%, and the number of failed samples with the same failure mechanism ≥15

Major quality problems: Failure Rate ≥3%, and the number of failed samples with the same failure mechanism ≥15

Category No. (the first 3 digits of ZTE material code)	Name of Category	Sub-category No. (the 4th and 5th digits of ZTE material code)	Name of Sub-category

033	Laser Device	01	Laser Transmission Module

033	Laser Device	02	Laser Receiving Module

033	Laser Device	03	Optical Transceiver Module

033	Laser Device	04	Laser Connector

Appendix 5 Category E Materials

Minor quality problems: 1%≤Failure Rate<10%, and the number of failed samples with the same failure mechanism ≥30

Major quality problems: Failure Rate ≥10%, and the number of failed samples with the same failure mechanism ≥30

Category No. (the first 3 digits of ZTE material code)	Name of Category	Sub-category No. (the 4th and 5th digits of ZTE material code)	Name of Sub-category

057	Optical Equipment	34	Optical Modulator/Demodulator, Digital Multiplex Equipment

057	Optical Equipment	44	Fiber Amplifier

057	Optical Equipment	54	Optical Coupler

057	Optical Equipment	64	Optical Filter

057	Optical Equipment	74	Optical Isolator, Circulator, Attenuator

057	Optical Equipment	84	Optical Wavelength Division Multiplexer/De-multiplexer

057	Optical Equipment	90	Optic-interface Equipment